Exhibit 99.1
For Immediate Release
THE ORCHARD REPORTS REVENUE INCREASE OF 111% IN SECOND QUARTER 2008
AS COMPARED TO SECOND QUARTER 2007
The Orchard’s Net Loss Continues to Narrow,
Dropping by 28.9% from the First Quarter of 2008
Investor Conference Call Scheduled For
Monday, August 11, 2008, at 4:00 p.m. EDT
NEW YORK — August 11, 2008—The Orchard (NASDAQ: ORCD), a global leader in digital music and entertainment, today reported financial results for the second quarter of 2008. These 2008 results include revenue and operating costs from Digital Music Group, Inc. (“DMGI”, with which The Orchard combined operations on November 13, 2007). During the period, The Orchard was selected as the winning bidder in the auction for TVT Records, a leading U.S. independent record company.
Second Quarter Results
For the second quarter of 2008, revenues were $13.4 million, compared to $6.4 million for the second quarter of 2007, an increase of 111%. On a pro forma combined basis, had DMGI and The Orchard been combined as of January 1, 2007, revenue increased 41.0% in the second quarter of 2008 as compared to the corresponding period in 2007.
The Orchard’s gross profit margin was 26.4% in the second quarter of 2008, as compared to 31.4% in the second quarter of 2007. On a pro forma combined basis, gross profit margin was 29.6% in the second quarter of 2007. On a sequential basis, gross profit margin was down slightly from the gross profit margin of 27.0% in the previous quarter of 2008.

Operating expenses totaled $4.4 million for the second quarter of 2008, an increase of 78.0% from the same period in 2007, but a decrease of 6.4% from the first quarter of 2008. Operating expenses increased in part due to costs incurred for additional personnel and costs associated with becoming a public company. Operating expenses as a percentage of revenue decreased from 39.1% in the second quarter of 2007 to 33.0% in the second quarter of 2008, a 15.6% decline on a percentage basis. On a pro forma combined basis, operating expenses increased 6.0% compared to the second quarter of 2007.

The net loss for the second quarter of 2008 was $0.8 million, compared with a net loss of $0.7 million in the second quarter of 2007 and $1.2 million on a pro combined forma basis. The net loss from the first quarter to the second quarter of 2008 declined by 28.9%.
As of June 30, 2008, cash and cash equivalents were $10.4 million and the company had no debt. During the first half of 2008, the company had a net decrease in cash of $0.2 million.
There were approximately 8.4 million shares outstanding on a fully diluted basis as of June 30, 2008, which includes approximately 2.1 million shares reserved for the conversion of the company’s Series A convertible preferred stock and for the exercise of all outstanding stock options and warrants.

As of June 30, 2008, there were approximately 1.2 million music tracks available for sale, an increase of 87.0% from the same date in 2007 and an increase of 4.7% from March 31, 2008. During the second quarter of 2008, there were approximately 12 million paid downloads from The Orchard’s catalogue, an increase of 149% as compared to the corresponding period of 2007 and approximately 43 million paid streams, an increase of 68.3%.
TVT Acquisition
Following The Orchard’s successful bid on June 19, 2008 and New York Bankruptcy Court approval on June 26, The Orchard acquired substantially all of the assets of TVT Records, a leading U.S. independent label, for a purchase price of approximately $5 million (subject to reduction of up to $0.5 million depending on The Orchard’s ability to cure certain objections filed in relation to the bankruptcy proceeding). The Orchard also agreed to pay up to $1 million to cure certain monetary defaults relating to the assets acquired and $25,000 to cure a monetary default relating to TVT’s New York office lease. $0.4 million of the purchase price was paid in the second quarter. The remainder of the purchase price and the cure amounts are being funded from The Orchard’s cash and cash equivalents, which were $10.4 million as of June 30, 2008. In addition, The Orchard anticipates that it will cure most, if not all, of the remaining objections filed in the bankruptcy preceding and will not receive a purchase price reduction.
The Orchard’s TVT-acquired assets include:
•	A catalogue of recorded masters with proven commercial value;

•	Artist contracts representing contractual commitments for new recordings from an active roster of recording artists, including recordings in various stages of completion. The Orchard is working with each artist either to structure equitable and new commercial partnerships with the artist or to place the artist with a new record label in exchange for economic consideration to The Orchard;

•	Accounts receivable balances on amounts yet to be determined; and

•	TVT’s New York office lease, which runs until April 30, 2016. The Orchard’s existing office lease expires in late January 2009 and management had been engaged in the process of finding new space. The assumption of TVT’s lease represents a reduction from management’s expectations as to the operating costs that The Orchard had expected to incur as related to ongoing rent in a new facility.
Since the June 26 court approval, management has been integrating the TVT assets it purchased, working with the court and objecting parties to resolve all outstanding objections filed with respect to the bankruptcy, and endeavoring formally to conclude the bankruptcy proceeding (which remains ongoing). The company has issued announcements as to its progress, such as the announcement on August 5 detailing the withdrawal of the objection of multi-platinum artist Lil Jon to the sale, his comprehensive new pact with The Orchard to assist in marketing and promoting the Lil Jon Orchard-owned masters, and his consultancy to The Orchard to help build the company’s Brand Entertainment group. As The Orchard achieves milestones related to realizing the value of its TVT assets, the company intends to update investors and other interested parties via press releases and targeted outreach to relevant media outlets.
Management Comment
Commenting on the second quarter results, Greg Scholl, President and Chief Executive Officer of The Orchard said, “Apart from the impressive year over year performance, our second quarter results show the team’s success in growing revenue sequentially from the first quarter, despite the second quarter being cyclically a slower retail period. While accomplishing this, management also was able to drive additional cost savings following the DMGI merger. From new label signings, to renewals with existing clients, to our ever-expanding retail footprint, The Orchard continues to excel in the so-called ‘traditional’ digital retail market, while leveraging its leadership and channel relationships strategically to position the company and its artist and label clients for longer-term shifts that we believe will occur over the next three to five years in how music and video product are made, marketed and monetized.”
Mr. Scholl added, “Our purchase of TVT, following the quarter end, demonstrates the benefits of being a nimble and entrepreneurial company during a time of substantial industry transformation. As we continue to drive towards profitability, with yet another quarter of significantly narrowing net losses, we look forward to sharing our result for the second half of 2008 and also to presenting to existing and potential new investors this week at the Canaccord Adams conference.”
Further Financial Information
For further company financial information, refer to the unaudited condensed consolidated balance sheets and unaudited condensed consolidated statements of operations attached to this release; to The Orchard’s Quarterly Report for the Second Quarter of 2008 on Form 10-Q, to be filed August 14, 2008 with the Securities and Exchange Commission (the “SEC”); the Quarterly Report for the First Quarter of 2008 on form Form 10-Q, filed with the SEC on May 15, 2008; and The Orchard’s Annual Report for 2007 on Form 10-K, filed with the SEC on March 31, 2008.
Investor Conference Call and Webcast
The company will host a conference call on August 11, 2008 at 4:00 p.m. EDT to discuss its results and provide an update on the company. Presenting from the company will be its President and Chief Executive Officer, Greg Scholl and its Chief Financial Officer, Nathan Fong.
To participate in the call, interested parties are invited to dial 1 (866) 700-0133 for domestic callers or +1 (617) 213-8831 for international callers at least five minutes prior to the start time. The participant pass-code is 43653769. A live webcast of the call will be available on the company’s website at http://investor.theorchard.com.
A replay of the call will be available for one week, beginning one hour after the call ends by dialing 1 (888) 286-8010 for domestic callers or +1 (617) 801-6888 for international callers. The pass-code is 25657514. A replay of the webcast will also be archived on The Orchard’s website for at least fourteen days.

28th Annual Canaccord Global Growth Conference
Mr. Scholl, accompanied by Mr. Fong, will present at the 28th Annual Canaccord Adams Annual Global Growth Conference on Tuesday, August 12, 2008 at 3:00 p.m. EDT at the InterContinental Hotel in Boston. The presentation will be webcast live and can be accessed on the company’s website at:
http://investors.theorchard.com
The webcast will also be available after the conference for 90 days at:
http://www.corporate-ir.net/ireye/conflobby.zhtml?ticker=ORCD_id=1887668
About The Orchard®
The Orchard (NASDAQ: ORCD) controls and globally distributes more than 1.2 million songs and over 3,000 hours of video programming through hundreds of digital stores (e.g. iTunes, eMusic, Google, Netflix, V CAST) and mobile carriers (e.g. Verizon Wireless, Vodafone, Bell Canada, Moderati, 3). With operation in 27 countries, The Orchard drives sales for its label, retailer, brand, and agency clients through innovative marketing and promotional campaigns; brand entertainment programs; and film, advertising, gaming and television licensing. A pioneer in digital music and media services, The Orchard fosters creativity and independence. For more information, please visit us at www.theorchard.com.
The Orchard is a registered trademark and The Orchard logo is a service mark of Orchard Enterprises NY, Inc. All Rights Reserved.
Forward Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance, such as the factors underlying The Orchard’s historical performance and the likelihood that these will result in similar future performance, continued revenue growth and ever-increasing popularity of digital music, management’s ability to continue to reduce costs following its merger, integrate and capitalize on the TVT assets and sustain trends in catalogue growth and its related revenue productivity. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof and are based on our current views and assumptions. The Orchard undertakes no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. These forward-looking statements involve a number of risks and uncertainties, certain of which are outside of The Orchard’s control, such as risks related to our ability to capitalize on our business strategy and risks related to our ability to take advantage of opportunities for revenue expansion. These and other factors that could cause actual results to differ materially from our expectations are detailed in The Orchard’s filings with the Securities and Exchange Commission, in our Annual Report on Form 10-K for 2007.
Use of Non-GAAP Measures
Management believes that non-GAAP financial results presented on a pro forma combined basis included in this release are useful measures of operating performance because they include the operations of DMGI that were combined with those of The Orchard on November 13, 2007, as if the companies had been combined as of the beginning of all periods presented. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, revenue and operating expenses provided by reported operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation of the pro forma combined statements of operations to the GAAP statements is included in the attached tables of financial information.

CONTACT:
The Orchard
Nathan Fong, +1 646-237-3776,
EVP & Chief Financial Officer of The Orchard
nfong@theorchard.com

or

Press:
Deana Graffeo, +1 646-237-3780
dgraffeo@theorchard.com

or

Investor Relations:
IR@theorchard.com

THE ORCHARD ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	June 30,
	2008	2007
	(unaudited)
REVENUES	$13,402,530	$6,354,905

COSTS OF REVENUES	9,859,667	4,361,052

GROSS PROFIT	3,542,863	1,993,853

OPERATING EXPENSES	4,422,790	2,485,054

LOSS FROM OPERATIONS	(879,927)	(491,201)

OTHER INCOME (EXPENSE):
Interest income	56,227	—
Interest expense to related party	—	(228,462)
Other income	38,208	—

Total other income (expense)	94,435	(228,462)

NET LOSS	$(785,492)	$(719,663)

Loss per share — basic and diluted	$(0.12)	$(0.62)

Weighted average shares outstanding — basic and diluted	6,292,143	1,166,414

THE ORCHARD ENTERPRISES, INC.
SUMMARIZED CASH FLOWS INFORMATION

	For the Six Months Ended
	June 30,
	2008	2007
	(unaudited)
NET CASH FLOWS PROVIDED BY (USED IN):
Operating activities	$815,787	$(2,261,678)
Investing activities	(1,028,380)	(372,741)
Financing activities	—	4,100,000
Effect of exchange rate changes	(34,557)	(14,325)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(247,150)	1,451,256

CASH AND CASH EQUIVALENTS — Beginning of period	10,636,618	1,675,889

CASH AND CASH EQUIVALENTS — End of period	$10,389,468	$3,127,145

THE ORCHARD ENTERPRISES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended June 30, 2007
including reconciliation of reported results to a pro forma combined basis

	The	Digital
	Orchard	Music		Pro Forma
	Enterprises,	Group, Inc.		The
	Inc.	(prior to	Pro Forma	Orchard
	Historical	acquisition)	Adjustments	Enterprises, Inc.
REVENUES	$6,354,905	$3,151,264		$9,506,169

COST OF REVENUES	4,361,052	2,358,287	(215,934)	6,696,946
			193,541

GROSS PROFIT	1,993,853	792,977	22,393	2,809,223

Gross profit margin	31.4%			29.6%

OPERATING EXPENSES	2,485,054	2,086,272	(93,608)	4,170,667
			21,833
			(328,884)

LOSS FROM OPERATIONS	(491,201)	(1,293,295)	423,052	(1,361,444)

OTHER INCOME (EXPENSE):
Interest income	—	201,907		201,907
Interest expense	(228,462)	(2,147)	228,462	(2,147)
Other	—	(15,952)		(15,952)

Total other income (expense)	(228,462)	183,808	228,462	183,808

LOSS BEFORE INCOME TAXES	(719,663)	(1,109,487)	651,514	(1,177,636)
Income taxes		(800)		(800)

NET LOSS	$(719,663)	$(1,110,287)	$651,514	$(1,178,436)

Loss per share — basic and diluted				$(0.20)

Weighted average shares outstanding — basic and diluted				5,977,444